Exhibit 99.03

SoftNet Technology Adds 3 New Board Of Director Members

CRANFORD, N.J., Sept 18, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce the appointment of three new members to the Board of Directors – Darren Tietsworth, George Pappas and Kevin Cotter.  This brings the total to 5 Board of Director Members to SoftNet.

Mr. Tietsworth’s background and experience includes key assignments with HP/Compaq, United Parcel Service (UPS) and First Fidelity Bancorporation, now Wachovia. His primary expertise is in Information Technology specializing in sales development and support, with a focus on IT infrastructure for enterprise clients.  For HP he manages the east coast pre-sales team providing technical guidance and solutions to the SMB and Mid-Market customer base.  Mr. Tietsworth also served as the Sr. Director of North American Technical Solutions for Compaq. Under his direction his team provided pre-sales support for Compaq’s enterprise and global accounts.

Mr. Cotter has served in a variety of executive positions in a number of professional and managed services companies focusing on the IT market. Most recently he served as the President of AimNet solutions. Prior to that Mr. Cotter was the Founder and CEO of Paradigm Technology Partners, which was acquired by AimNet in November 2003 at which time he became President. Mr. Cotter also held leadership positions, in the professional services and consulting field, as Vice President of Predictive Systems, Sr. Vice President with GreyPeak Technologies in New York, and was a senior manager of ParaNet, which was acquired by Sprint in 1997.  Earlier assignments include President of INvision Consulting Services and was the co-founder and COO of Applications Systems Group based in Massachusetts.  In 1992 Mr. Cotter was a finalist for Inc. Magazine’s “Entrepreneur of the Year” award.

Mr. Pappas is a distinguished business leader possessing experience in the Telecom sector with companies such as Airtech, Ram Paging Company, Bell South Wireless Data, Cingular Interactive and Velocita Wireless. Prior to his association with the Telecom sector he served in executive positions with leading companies such as Martin Marietta and American Minerals Company.  He also held several upper level management positions including: President and COO of American Minerals, President of Airtech, Inc, President of Ram Paging Company, and COO of both BellSouth Wireless Data (BSWD) and Cingular Interactive.

Mr. Pappas gained valuable start up experience with both Airtech and Ram Paging Company creating new markets in an emerging technology business. He was part of the leadership teams that directed the acquisitions of Ram Paging Company by BellSouth and of BSWD by Cingular Wireless that created the stand-alone operating company Cingular Interactive. Cingular Interactive was later acquired by Cerebus, a venture capital company, and renamed Velocita Wireless. Velocita Wireless was acquired by Sprint in 2005.  Mr. Pappas is a graduate of the United States Military Academy at West Point, NY. As a cadet he distinguished himself as a leader on the football team and was awarded the Maxwell Trophy Football Award. He served two tours as an Airborne Infantry Officer in Viet Nam.

“To serve on the same Board of Directors with these gentlemen is truly a special honor,” said Mr. James M. Farinella, CEO of SoftNet Technology. “We have taken major steps forward with SoftNet recently. However, adding these individuals to the team well positions SoftNet for great things in the future.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com